DEVELOPMENT AND

LICENSING AGREEMENT

EFFECTIVE DATE: May 18, 2011

This Development and Licensing Agreement (the “Agreement”) is made by and between Andover Fund, LLC (“Andover”), a Delaware corporation, and Infinitap Games, LLC (“Infinitap”), a California limited liability company.

1.          Engagement of Services. Subject to the terms of this Agreement, Infinitap will render the services set forth in Exhibit A to Andover.

2.          Compensation. Andover will pay Infinitap the fees and revenue share set forth in Exhibit A for services rendered pursuant to this Agreement. Upon termination of this Agreement for any reason, Infinitap will be paid fees on the basis stated in Exhibit A for work which has been completed.

3.          Ownership of Work Product. Infinitap hereby agrees to assign to Andover all right, title and interest in and to any work product created by Infinitap, or to which Infinitap contributes, pursuant to this Agreement (the “Work Product”), including all copyrights, trademarks, patents, moral rights, contract and licensing rights and other intellectual property rights contained therein. Infinitap agrees to cooperate with Andover, both during and after the term of this Agreement, in the procurement, maintenance, and enforcement of Andover’s rights to the Work Product, and to execute, at Andover’s request and expense, all documents and other instruments necessary to effectuate such assignment, including without limitation, the copyright assignment set forth as Exhibit B (“Assignment of Copyright”). In the event that Infinitap does not, for any reason, execute such documents within a reasonable time of Andover’s request, Infinitap hereby irrevocably appoints Andover as Infinitap’s attorney-in-fact for the purpose of executing such documents on Infinitap’s behalf, which appointment is coupled with an interest.

4.          Waiver or Assignment of Other Rights. If Infinitap has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product which cannot be assigned, Infinitap agrees to waive enforcement worldwide of such rights against Andover. In the event that Infinitap has any such rights, that cannot be assigned or waived, Infinitap hereby grants to Andover an exclusive, worldwide, irrevocable, perpetual license to use, reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.

5.          Representations and Warranties. Infinitap represents and warrants that: (a) Infinitap has the right and unrestricted ability to assign the Work Product to Andover as set forth in Section 3 (including without limitation the right to assign any Work Product created by Infinitap’s employees or contractors), and (b) the Work Product will not infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law. Infinitap agrees to indemnify Andover from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees) arising from or relating to the breach or alleged breach by Infinitap of the representations and warranties set forth in this Section 5.

6.          Independent Contractor Relationship. Infinitap’s relationship with Andover is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Infinitap will not be entitled to any of the benefits which Andover may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Infinitap is not authorized to make any representation, contract or commitment on behalf of Andover unless specifically requested or authorized in writing to do so by an Andover officer. Infinitap is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Infinitap is solely responsible for its expenses incurred in the course of performing services under this Agreement. No part of Infinitap’s compensation will be subject to withholding by Andover for the payment of any social security, federal, state or any other employee payroll taxes.

7.          Confidential Information. Infinitap agrees to hold Andover’s Confidential Information in strict confidence and not to disclose such Confidential Information to any third parties. “Confidential Information” as used in this Agreement shall mean all information disclosed by Andover to Infinitap that is not generally known in Andover’s trade or industry and shall include, without limitation: (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Andover or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; (d) existence of any business discussions, negotiations or agreements between the parties; and (e) any information regarding the skills and compensation of employees, contractors or other agents of Andover or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Andover or Infinitap in the course of Andover’s business. Infinitap’s obligations set forth in this Section 7 shall not apply with respect to any portion of the Confidential Information that Infinitap can document by competent proof that such portion: (a) was in the public domain at the time it was communicated to Infinitap by Andover; (b) entered the public domain through no fault of Infinitap, subsequent to the time it was communicated to Infinitap by Andover; (c) was in Infinitap’s possession free of any obligation of confidence at the time it was communicated to Infinitap by Andover; (d) was rightfully communicated to Infinitap free of any obligation of confidence subsequent to the time it was communicated to Infinitap by Andover; (e) was developed by employees or agents of Infinitap independently of and without reference to any information communicated to Infinitap by Andover; or (f) was communicated by Andover to an unaffiliated third party free of any obligation of confidence. In addition, Infinitap may disclose Andover’s Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law. All Confidential Information furnished to Infinitap by Andover is the sole and exclusive property of Andover or its suppliers or customers. Upon request by Andover, Infinitap agrees to promptly deliver to Andover the original and any copies of such Confidential Information.

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8.          No Conflict of Interest. Infinitap warrants that there is no other contract or duty on its part inconsistent with this Agreement. Infinitap agrees to indemnify Andover from any and all loss or liability incurred by reason of the alleged breach by Infinitap of any services agreement with any third party.

9.          Term and Termination.

             9.1           Term. The initial term of this Agreement is for two (2) years from the Effective Date set forth above, unless earlier terminated as provided in this Agreement. Thereafter, this Agreement will automatically renew on its anniversary date, for one (1) year terms, unless Andover provides fifteen (15) days written notice prior to any such anniversary date that the Agreement shall not renew.

             9.2           Termination by Andover. Andover may terminate this Agreement with or without cause, at any time upon sixty (60) days prior written notice to Infinitap. Andover also may terminate this Agreement: (i) upon fifteen (15) days written notice in the event of a material breach by Infinitap of this Agreement, provided that, such breach remains uncured at the end of such fifteen (15) day period; (ii) immediately in its sole discretion upon Infinitap’s material breach of Sections 7 (“Confidential Information”) or 10 (“Noninterference with Business”).

             9.3           Survival. The rights and obligations contained in Sections 3 (“Ownership of Work Product”), 4 (“Artist’s and Moral Rights”), 5 (“Representations and Warranties”), 7 (“Confidential Information”) and 10 (“Noninterference with Business”) will survive any termination or expiration of this Agreement.

10.         Noninterference with Business. During this Agreement, and for a period of two years immediately following its termination, Infinitap agrees not to interfere with the business of Andover in any manner. By way of example and not of limitation, Infinitap agrees not to solicit or induce any employee or independent contractor to terminate or breach an employment, contractual or other relationship with Andover.

11.         Successors and Assigns. Infinitap may not subcontract or otherwise delegate its obligations under this Agreement without Andover’s prior written consent, which consent may be withheld in Andover’s sole discretion. Subject to the foregoing, this Agreement will be for the benefit of Andover’s successors and assigns, and will be binding on Infinitap’s assignees.

12.         Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

13.         Governing Law. This Agreement shall be governed in all respects by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents without regard to its conflict of law principles.

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14.         Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

15.         Waiver. The waiver by Andover of a breach of any provision of this Agreement by Infinitap shall not operate or be construed as a waiver of any other or subsequent breach by Infinitap.

16.         Injunctive Relief for Breach. Infinitap’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to Andover for which there will be no adequate remedy at law; and, in the event of such breach, Andover will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

17.         Entire Agreement. This Agreement, including all Exhibits, and Exhibit C, which is a license agreement between Andover and Infinitap, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all services undertaken by Infinitap for Andover. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ANDOVER FUND, LLC	INFINITAP GAMES

	By:	/s/ Matt Gilgenbach
By: /s/ Benjamin Lewis	Name:	Matt Gilgenbach
Name: Benjamin Lewis	Title:	President
Title: Cofounder	Address:	7308 De Soto Ave #19
Address: 427 N Tatnall St, #61508	Canoga Park, CA 91303
Wilmington, Delaware 19801-2230	Tel:	(310)463-7695
Fax:

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EXHIBIT A

SERVICES:

Infinitap shall provide the following services to Andover during the term of the Agreement:

Build an Android game where the user creates a Dinosaur Zoo/Park. The platform and game concept can be changed if both parties agree. (the “Work Product”).

FEES AND REVENUE SHARE:

A.           Fees to be paid by Andover to Infinitap:

Payment upon execution of this Agreement: $32,500

When product is completed as agreed between the parties and shipped: $32,500

B.           Revenue Share between Andover and Infinitap shall take place in the following manner:

Andover shall pay Infinitap twenty percent (20%) of the net revenue paid to Andover by Apple/Tapjoy after deducting marketing credits (the “Revenue Share”). The Revenue Share shall not become effective unless and until Andover first receives $65,000 in net revenue after deducting marketing credits paid by Apple/Tapjoy.

Updates: After the initial release of the Work Product, the Revenue Share shall remain as described above. For “Minor Updates, defined as a dot release such as 1.0 or 1.1, Andover shall pay Infinitap $5,000 for each Minor Update. For “Major Updates,” defined as a number release such as 1.1 to 2.0, Andover shall pay Infinitap $10,000 for each Major Update.

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EXHIBIT B

ASSIGNMENT OF COPYRIGHT

For good and valuable consideration which has been received, the undersigned sells, assigns and transfers to Andover Fund, LLC and its successors and assigns, the copyright in and to the following work, which was created by the following indicated author(s):

Title:	Dino Park

Author(s)	Matt Gilgenbach, Jeremiah Fullbright, Brandon Dicks, Joe Grabowski

Copyright Office Identification No. (if any):

and all of the right, title and interest of the under signed, vested and contingent, therein and thereto.

Executed this 18th day of May, 2011.

Signature:	/s/ Matt Gilgenbach

Printed Name:	Matt Gilgenbach

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